TRI-PARTY AGREEMENT FOR DISTRIBUTION SERVICES

THIS AGREEMENT is made as of November 10, 2014, between TCG Financial Series Trusts I through X (the “Trusts” and/or Investment Companies “IC”, or “Funds”), a group of Ohio business Trusts, and TCG Financial Services, LLC, the Registered Investment Advisor (the “RIA”), a limited liability company organized and existing under the laws of the State of Florida, and Arbor Court Capital, LLC (“ACC”), a limited liability company organized and existing under the laws of the State of Ohio.

WHEREAS the Trusts/IC are registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company, and has registered one or more distinct series of shares of beneficial interest (“Shares”) for sale to the public under the Securities Act of 1933, as amended (“1933”), and has qualified its shares for sale to the public under various state securities laws; and

WHEREAS the Trusts/IC desires to retain ACC as principal underwriter in connection with the offering and sale of the Shares of each series listed on Schedule A (as amended from time to time) to this Agreement; and

WHEREAS this Agreement has been approved by a vote of the Trusts/IC’s board of Trustees or directors (“Board”) and its disinterested Trustees/directors in conformity with Section 15(c) under the 1940 Act; and

WHEREAS ACC is willing to act as principal underwriter for the Trusts/IC on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows;

1.

Appointment. The Trusts/IC hereby appoints ACC as its agent to be the principal underwriter so as to hold itself out as available to receive and accept orders for the purchase and redemption of the Shares on behalf of the Trusts/IC, subject to the terms and for the period set forth in this Agreement. ACC hereby accepts such appointment and agrees to act hereunder. The Trusts/IC understands that any solicitation activities conducted on behalf of the Trusts/IC will be conducted primarily, if not exclusively, by employees of the Trusts/IC’s sponsor who, as needed, shall become registered representatives of ACC or whose broker dealer will establish dealer agreements with ACC in its capacity as distributor. ACC acknowledges that the Trusts/IC may hire third party marketers (“TPM”) to assist with the gathering of assets. The TPM(s) or their broker dealer will enter into a dealer agreement with ACC only to the extent the TPM will be receiving 12b-1 fees.

2.

Services and Duties of ACC.

(1)

ACC agrees to sell Shares on a best efforts basis from time to time during the term of this Agreement as agent for the Trusts/IC and upon the terms described in the Registration Statement. As used in this Agreement, the term “Registration

Statement” shall mean the currently effective registration statement of the Trusts/IC, and any supplements thereto, under the 1933 Act and the 1940 Act.

(2)

ACC will hold itself available to receive purchase and redemption orders satisfactory to ACC for Shares and will accept such orders on behalf of the Trusts/IC. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Registration Statement.

(3)

ACC, with the operational assistance of the Trusts/IC’s transfer agent, shall make Shares available through the National Securities Clearing Corporation’s Fund/SERV System.

(4)

ACC shall provide to investors and potential investors only such information regarding the Trusts/IC as the Trusts/IC shall provide or approve. ACC shall review and file all proposed advertisements and sales literature with appropriate regulators and consults with the Trusts/IC regarding any comments provided by regulators with respect to such materials.

(5)

The offering price of the Shares shall be the price determined in accordance with, and in the manner set forth in, the most current Prospectus. The Trusts/IC or its transfer agent shall make available to ACC a statement of each computation of net asset value and the details of entering into such computation.

(6)

ACC at its sole discretion may repurchase Shares offered for sale by the shareholders. Repurchase of Shares by ACC shall be at the price determined in accordance with, and in the manner set forth in, the most current Prospectus. At the end of each business day, ACC shall notify, by any appropriate means, the Trusts/IC and its transfer agent of the orders for repurchase of Shares received by ACC since the last report, the amount to be paid for such Shares, and the identity of the shareholders offering Shares for repurchases. The Trusts/IC reserves the right to suspend such repurchase right upon written notice to ACC. ACC further agrees to act as agent for the Trusts/IC to receive and transmit promptly to the Trusts/IC’s transfer agent shareholder requests for redemption of Shares.

(7)

ACC shall not be obligated to sell any certain number of shares.

(8)

ACC shall prepare reports for the Trusts/IC’s board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board.

(9)

In its capacity as distributor of the Shares, all activities of ACC and its partners, agents, and employees shall comply with all applicable laws, rules and regulations, including without limitation, the 1940 Act, all application rules and regulations promulgated by the SEC thereunder, and all applicable rules and regulations adopted by any securities association registered under the Securities Exchange Act of 1934.

(10)

Whenever in their judgment such action is warranted by unusual market, economic or political conditions or by normal or abnormal circumstances of any kind, the Trusts/IC’s officers may upon reasonable notice instruct ACC to decline to accept any orders for or make any sales of the Shares until such time as those officers deem it advisable to accept such orders and to make such sales.

3.

Duties of the Trusts/IC.

(1)

The Trusts/IC shall keep ACC fully informed of its affairs that impact this Agreement and shall provide to ACC from time to time copies of all information, financial statements, and other papers that ACC may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Trusts/IC by its independent public accountant and such reasonable number of copies if the most current Prospectus, Statement of Additional Information (“SAI”), and annual and interim reports as ACC may request, and the Trusts/IC shall fully cooperate in the efforts of ACC to sell and arrange for the sale of Shares.

(2)

The Trusts/IC shall maintain a currently effective Registration Statement on Form N-1A with the Securities and Exchange Commission (the “SEC”), maintain qualification with applicable states and file such reports and other documents as may be required under applicable federal and state laws. The Trusts/IC shall notify ACC in writing of the states in which the Shares may be sold and shall notify ACC in writing of any changes to such information. The Trusts/IC shall bear all expenses related to preparing and typesetting such Prospectuses, SAI and other materials required by law and such other expenses, including printing and mailing expenses, related to the Trusts/IC’s communication with persons who are shareholders.

(3)

The Trusts/IC and/or the RIA shall not use any advertisements or other sales materials that have not been (i) submitted to ACC for its review and approval, and (ii) filed with the appropriate regulators.

(4)

The Trusts/IC represents and warrants that its Registration Statement and any advertisements and sales literature (excluding statements relating to ACC and the services it provides that are based upon written information furnished by ACC expressly for inclusion therein) of the Trusts/IC shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to ACC, pursuant to Section 3 hereof, shall be true and correct in all material respects.

4.

Other Broker-Dealers. ACC in its discretion may enter into agreements to sell Shares to such registered and qualified retail dealers, as reasonably requested by the Trusts/IC and or the RIA. In making agreements with such dealers, ACC shall act only as principal and not as agent for the Trusts/IC. The form of any such dealer agreement shall be mutually agreed upon and approved by the Trusts/IC and/or RIA and ACC.

5.

Withdrawal of Offering. The Trusts/IC reserves the right at any time to withdraw all offerings of any or all Shares by written notice to ACC at its principal office. No Shares shall be offered by either ACC or the Trusts/IC under any provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Trusts/IC if and so long as effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any provisions of the 1933 Act, or if and so long as a current prospectus as required by Section 5(b)(2) of the 1933 Act is not on file with the SEC.

6.

Services Not Exclusive. The services furnished by ACC hereunder are not to be deemed exclusive and ACC shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. The Trusts/IC reserves the right to (i) sell Shares to investors on applications received and accepted by the Trusts/IC; (ii) issue Shares in connection with a merger, consolidation or recapitalization of the Trusts/IC; or (iii) issue additional Shares to shareholders.

7.

Expenses of the Trusts/IC. The Trusts shall bear all costs and expenses of registering the Shares with the SEC and state and other regulatory bodies, and shall assume expenses related to communications with shareholders of the Trusts/IC including, but not limited to, (i)fees and disbursements of its counsel and independent public accountant;(ii) the preparation and mailing of annual and interim reports, Prospectuses, SAIs, and proxy materials to shareholders; (iii) such other expenses related to the communications with persons who are shareholders of the Trusts/IC; and (iv) the qualifications of Shares for sale under the securities laws of such jurisdictions as shall be selected by the Trusts/IC, and the costs and expenses payable to each such jurisdiction for continuing qualification therein. In addition, the Trusts/IC shall bear all costs of preparing, printing, mailing and filing any advertisements and sales literature. ACC does not assume responsibility for any expenses not assumed hereunder.

8.

Compensation. As compensation for the services performed and the expenses assumed by ACC under this Agreement, the Trusts/IC and/or the RIA will pay to ACC, as promptly as possible after receipt of a monthly or quarterly invoice, a fee for services as set forth in Schedule B to this Agreement.

Initial

For the RIA

Initial

For the Trusts/IC

9.

Status of ACC. ACC is an independent contractor and shall be agent of the Trusts/IC only with respect to the sale and redemption of Shares.

10.

Indemnification.

a.

The Trusts/IC agrees to indemnify, defend, and hold ACC, its officers and directors, and any person who controls ACC within the meaning of Section 15 of 1933 Act (“ACC entities”), free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigation or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) that ACC its officers, directors, or any such controlling person may incur under the 1933 Act, or under common law or otherwise, arising out of or based upon any (i) untrue statement of a material fact contained in the Registration Statement, Prospectus, SAI or sales literature, (ii) omission to state a material fact required to be stated in the either thereof or necessary to make the statements therein not misleading, or (iii) failure by the Trusts/IC to comply with the terms of the Agreement; provided, that in no event shall anything contained herein be so construed as to protect ACC against any liability to the Trusts/IC or its shareholders to which ACC would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations under this Agreement.

b.

The Trusts/IC shall not be liable to ACC or ACC entities under this Agreement with respect to any claim made against ACC or any person indemnified unless ACC or other such person shall have notified the Trusts/IC in writing of the claim within 10 days of such receipt after the summons or other first written notification giving information of the nature of the claim shall have been served upon ACC or such other person (or after ACC or the person shall have received notice of service on any designated agent.) However, failure to notify the Trusts/IC of any claim shall not relieve the Trusts/IC from any liability that it may have to ACC or any other person against whom such action is brought otherwise than on account of this Agreement.

c.

The Trusts/IC shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this Agreement. If the Trusts/IC elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trusts/IC and satisfactory to indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Trusts/IC elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If the Trusts/IC does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants. The Trusts/IC agrees to promptly notify ACC of the commencement of any litigation or proceedings against it or any its officers, directors or Trustees in connection with issuance or sale of any of its Shares.

d.

ACC agrees to indemnify, defend, and hold the Trusts/IC, its officers and Trustees, and any person who controls the Trusts/IC within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities, and expenses (including the cost of investigation or defending against such claims, demands, liabilities and any counsel fees incurred in connection therewith) that the Trusts/IC, its Trustees or officers, or any such controlling person may incur under the 1933 Act, or under common law or otherwise, resulting from ACC’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties under this Agreement, or arising out of or based upon any untrue statement of a material fact contained in information furnished in writing by ACC to the Trusts/IC for use in the Registration Statement, Prospectus or SAI arising out of or based upon any omission to state a material fact in connection with such information required to be stated in either thereof or necessary to make such information not misleading.

e.

ACC shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if ACC elects to assume the defense, the defense shall be conducted by counsel chosen by ACC and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that ACC elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If ACC does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them. ACC agrees to promptly notify the Trusts/IC of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with issuance or sale of any of the shares.

11.

Duration and Termination.

a.

This Agreement shall become effective on the date first written above or such later date as indicated in Schedule A and, unless sooner terminated by as provided herein, will continue in effect for one year from the above written date. Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Trusts/IC’s Board who are neither interested persons (as defined in the 1940 Act) of the Trusts/IC (“Independent Trustees/directors”) or of ACC, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Trusts/IC.

b.

Notwithstanding the foregoing, this Agreement may be terminated in its entirety at any time after one year, without the payment of any penalty, by vote of the Board, by vote of a majority of the Independent Trustees/directors, or by vote of a majority of the outstanding voting securities of the Trusts/IC on sixty days’ written notice to ACC, or by ACC at any time, without the payment of any penalty, on sixty days written notice by ACC to the Trusts/IC. This Agreement will automatically terminate in the event of its assignment.

12.

Privacy. Nonpublic personal financial information relating to consumers or customers of the Trusts/IC provided by, or at the direction of, the Trusts/IC and or the RIA to ACC, or collected or retained by ACC to perform its duties as distributor, shall be considered confidential information. ACC shall not disclose or otherwise use any nonpublic personal financial information relating to present or former shareholders of the Trusts/IC other than for the purposes for which that information was disclosed to ACC, including use under an exception in Rules 13, 14 or 15 of the Securities and Exchange Commission Regulation S-P in the ordinary course of business to carry out those purposes. ACC shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Trusts/IC. The Trusts/IC represents to ACC that it has adopted a statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide ACC with a copy of that statement annually.

13.

Anti-Money Laundering Compliance. Each of ACC, the Trusts/IC and the RIA acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects. ACC shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by it with any dealer that is authorized to effect transactions in Shares. Each of ACC and the Trusts/IC agree that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”). ACC undertakes that it will grant to the Trusts/IC, the Trusts/IC’s anti-money laundering compliance officer and regulatory agencies, reasonable access to copies of its AML Operations, books and records pertaining to the Trusts/IC only. It is expressly understood and agreed that the Trusts/IC and the Trusts/IC’s compliance officer shall have no access to any of ACC’s AML Operations, books or records pertaining to other clients of ACC.

14.

Confidentiality. During the term of this Agreement, ACC and the Trusts/IC and RIA may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to ACC or the Trusts/IC or the RIA which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known without breach of this Agreement, (ii) the information is disclosed to the other party by a third party not under an obligation of confidentiality to the party whose Confidential Information is at issue of which the party receiving the information should reasonably be aware, or (iii) the information is independently developed by a party without reference to the other’s Confidential Information. Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party’s Confidential Information other than in connection with its duties and obligations hereunder. Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any governmental agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicably and cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.

15.

Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought. This Agreement may be amended with the approval of the Board or of a majority of the outstanding voting securities of the Trusts/IC; provided, that in either case, such amendment also shall be approved by a majority of the Independent Trustees/directors and the RIA provided, that in either case, such amendment also shall be approved by an authorized representative of the RIA.

16.

Limitation of Liability. The Board and shareholders of the Trusts/IC shall not be personally liable for obligations of the Trusts/IC in connection with this Agreement.

17.

Notices. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trusts/IC, TCG Financial Series Trusts, 110 Merrick Way Suite 2A Coral Gables, FL 33134 Attn: Jorge H. Coloma to the RIA, TCG Financial Services, 110 Merrick Way Suite 2A Coral Gables, FL 33134 Attn: Jorge H. Coloma; and if to ACC, One Chagrin Highlands, 2000 Auburn Drive, Suite 120, Cleveland, Ohio 44122, Attn: Gregory Getts, with a copy to such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

18.

Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested person”, and “assignment” shall have the same meaning as such terms have in the 1940 Act.

19.

Arbitration. You hereby agree to settle by arbitration any controversy between you and ACC, or its affiliates, or its or their respective officers, directors, employees or agents which controversy arises out of this Agreement between you and ACC or which relates to any Client’s Account, Client authorizations, Account transactions, or in any way arising out of your relationship to your Clients or to ACC. Such arbitration will be conducted by, and according to the securities arbitration rules then in effect of, the American Arbitration Association, FINRA, the New York Stock Exchange or any other U.S.-based national securities exchange registered with the Securities and Exchange Commission.

Arbitration may be initiated by serving or mailing a written notice. The notice must specify which forum will hear the arbitration. This specification will be binding on both parties. Any award the arbitrator makes will be final, and judgment on it may be entered in any court having jurisdiction.

20.

Governing Law. This Agreement shall be construed in accordance with the laws of the State of Ohio and the 1940 Act. To the extent that the applicable laws of the State of

Ohio conflict with the applicable provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first above written.

ATTEST:

TCG Financial Series Trusts

By: Jorge H. Coloma
Title:

ATTEST:

TCG Financial Services

By: Jorge H. Coloma
Title:

ATTEST:

Arbor Court Capital, LLC

By: Christopher R. Barone Title: President

SCHEDULE A
to the
DISTRIBUTION AGREEMENT
between

TCG Financial Series Trusts

and Arbor Court Capital

Pursuant to Section 1 of the Distribution Agreement among TCG Financial Series Trusts (the “Trusts/IC”) and Arbor Court Capital (“ACC”), the Trusts/IC hereby appoints ACC as its agent to be the principal underwriter of the Trusts/IC with respect to its following series:

TCG Cash Reserve Government Money Market Fund - Institutional Class

872281100

CRIXX

TCG Daily Liquidity Government Money Market Fund - Institutional Class

878056100

DLIXX

TCG Liquid Assets Government Money Market Fund - Institutional Class

87229J100

LSIXX

TCG Liquidity Plus Government Money Market Fund - Institutional Class

87229L105

LPIXX

TCG US Government Advantage Money Market Fund - Institutional Class

87229H104

GAIXX

TCG US Government Max Money Market Fund - Institutional Class

87229M103

GXIXX

TCG US Government Premier Money Market Fund - Institutional Class

87229T108

GRIXX

TCG US Government Primary Liquidity Money Market Fund - Institutional Class

87228A100

GQIXX

TCG US Government Select Money Market Fund - Institutional Class

87229K107

GLIXX

TCG US Government Ultra Money Market Fund - Institutional Class

87229X109

GUIXX

SCHEDULE B
to the
DISTRIBUTION AGREEMENT
between

TCG Financial Series Trusts
and Arbor Court Capital

The service fee schedule for Distribution Services provided by Arbor Court Capital (“ACC”) for TCG Financial Series Trusts are:

•

$6,000 per annum for up to ten portfolios or funds with a maximum of $12,000 per annum. The per annum rate rises $1,000 with no proration each October for every 5 million dollars raised on broker platforms for which NSCC membership is required.

•

Advertising reviews are conducting by ACC’s Chief Compliance Officer at a rate of $150/hour. Those charges are waived through October 2015 (Typically new marketing pieces require 1 to 3 hours to review depending on the number of changes required). Existing marketing pieces previously approved by FINRA using another distributor require an initial review but typically are acceptable by ACC along with the documentation of that previous approval.

•

ACC reserves the right to pass-along other FINRA assessments, State Registration Fees, or fees invoiced to ACC as a result of platform, dealer, or registered representative relationships required by Trusts/IC and/or the RIA.

•

Fees for NSCC Fund/SERV processing will also pass through and be invoiced to the Trusts/RIA.

•

All fees are payable on a monthly basis. ACC reserves the right to invoice quarterly.

WEBSITE ARCHIVE ADDENDUM
to the DISTRIBUTION AGREEMENT between

TCG Financial Series Trust and Arbor Court Capital

As part of its advertising review process, Arbor Court Capital is required to monitor and archive all past and present versions of the fund’s website as well as identifying even the most incidental changes that occur to the content of a website over time. FINRA requires that distributors show how advertising material, including websites, are modified and presented to the public over the course of time. Arbor Court has elected to utilize the software and technology subcontracted through Smarsh, Inc. (please see their Privacy Policy link below) and has negotiated a fixed cost of $600 per year ($50 per month) and will cover the following domain URL and all subpages contained within:

http://www.tcg-financial.com/the-funds.html

This annual cost for Smarsh Archiving will be an addendum to Arbor Court Capital’s current agreement with TCG Financial Series Trust and will renew annually with BOD approval and renewal of the TCG Financial Series Trust distributor relationship with Arbor Court Capital.

Website archive is requirement. It is not an optional service. TCG Financial Series Trust may not opt out of this service unless TCG Financial Series Trust decides to remove its fund’s website from the public domain.

Standard Arbor Court advertising review fees will apply. All major updates, website redesigns, and other non-incidental website modifications must be submitted to advertise@arborcourtcapital.com prior to first use.

Smarsh, Inc. Privacy Policy

http://www.smarsh.com/privacy-policy